Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 15, 2021, with respect to the consolidated financial statements included in the Annual Report of American Outdoor Brands, Inc. on Form 10-K for the year ended April 30, 2021. We consent to the incorporation by reference of said report in the Registration Statements of American Outdoor Brands, Inc. on Form S-8 (File number 333-248230).

/s/ Grant Thornton LLP

Hartford, Connecticut

July 15, 2021